Exhibit 99.1

Contacts: Michael	J. Friesema

            Vice President – Corporate Development

            (303) 649-1900

            mfriesema@penx.com

PENFORD REPORTS FISCAL YEAR 2012 AND FOURTH QUARTER FINANCIAL RESULTS

•	Full year sales increased 15% to $361 million from last year.

•	Fiscal 2012 operating income more than doubled to $10.1 million.

•	Fourth quarter revenue expanded 9% from year ago.

•	Consolidated fourth quarter gross margin improved 54% to $11.2 million.

CENTENNIAL, CO, November 8, 2012 – Penford Corporation (Nasdaq: PENX), a leader in renewable ingredient systems for industrial and food applications, today reported fourth quarter and annual fiscal year 2012 results.

2012 fiscal year consolidated sales rose to $361.4 million and operating income increased to $10.1 million. The Company reported a net loss for the year of $9.6 million, or $0.78 per diluted share, compared with a net loss of $5.1 million, or $0.42 per diluted share, for the preceding year. Included in the Company’s annual results were a pre-tax charge of $6.6 million related to the early redemption of the Company’s 15% Series A Preferred Stock and a non-cash tax valuation allowance of $1.8 million.

For the fourth quarter ended August 31, 2012 consolidated sales increased 9% to $91.5 million from $83.6 million a year ago. The Company reported a fourth quarter net loss of $4.4 million, or $0.35 per diluted share, compared with a net loss of $3.2 million or $0.26 per diluted share last year. Included in the fiscal 2012 fourth quarter loss was a pre-tax charge of $3.8 million related to the early redemption of the Company’s 15% Series A Preferred Stock.

A table summarizing quarterly and annual financial results is shown below:

Penford Corporation – Financial Highlights

	3 Months Ended August 31			Year Ended August 31
(In thousands)	2012	2011	Incr.	2012	2011	Incr.
Food Ingredients Division:
Sales	$25,543	$22,554	13%	$102,544	$82,240	25%
Gross margin	8,098	6,766	20%	32,165	26,311	22%
Operating income	5,028	4,135	22%	21,591	18,037	20%
Depreciation and amortization	473	486		1,988	2,110

Industrial Ingredients Division:
Sales	$65,963	$61,085	8%	$258,819	$233,201	11%
Gross margin	3,149	552	470%	11,745	7,523	56%
Operating loss	(767)	(3,023)	75%	(928)	(4,718)	80%
Depreciation and amortization	2,781	2,691		10,879	10,812

Consolidated:
Sales	$91,506	$83,638	9%	$361,363	$315,441	15%
Gross margin	11,247	7,317	54%	43,910	33,835	30%
Operating income (loss)	476	(1,518)	131%	10,059	4,445	126%
Depreciation and amortization	3,409	3,556		14,126	14,415

Highlights for the quarter and year are as follows:

Food Ingredients Division

•	Record annual sales of $102.5 million up 25% over last year. Revenue growth was primarily from new products and customer gains.
•

Fourth quarter revenue grew 13% to $25.5 million. Sales of coating applications rose 8% reflecting improved volume and product pricing. Sales of non-coating applications expanded more than 15%, led by double-digit gains in the protein, dairy and pet chews and treats market segments.

Industrial Ingredients Division

•

Full year revenue gained 11% to a record $258.8 million on improved pricing, volume gains in paper and packaging starches and specialty bio-products, partially offset by lower ethanol pricing and volumes.

•	Sales of advanced specialty bio-products expanded over 20% in the fiscal year.
•	Fiscal 2012 gross margins improved by 56% to $11.7 million from gains in starch sales and lower unit costs.
•

Revenue for the fourth quarter increased 8% to $66.0 million on double-digit growth in industrial starch volumes as well as contributions from the Carolina Starches business acquired in January 2012. Revenue gains were partially offset by lower ethanol sales, down 19% from weaker pricing and lower volume. The Industrial Division shifted more of its production to higher margin industrial and food starches.

Refinancing of Preferred Stock and Credit Facility

•

As previously reported, in July 2012, the Company completed the redemption of all of the Series A 15% Preferred Stock at the original issue price of $23.5 million plus $5.4 million of accrued dividends. In April 2012, the Company had redeemed 41,250 shares for $20.0 million, which included $3.5 million of accrued dividends. These redemptions were funded by borrowings on the Company’s credit facility.

•

Also reported previously, in July 2012, the Company entered into an Amended and Restated Credit Agreement which increased the Company’s revolving credit facility to $130 million from $60 million. The new agreement has a five-year term with an optional “accordion” expansion feature which will allow the Company, under the conditions specified in the new agreement, to increase borrowing capacity by an additional $30 million.

Consolidated Results

•

In connection with the redemptions of preferred stock, the Company accelerated the discount accretion related to the shares redeemed and wrote off the remaining issuance costs. The Company recorded charges of $6.6 million in non-operating expense related to these items.

•

The Company recorded $4.8 million of tax expense on a loss before taxes of $4.8 million. The difference between the statutory tax rate of 35% and the effective tax rate is due to (i) approximately $13 million of preferred stock related expenses that are not deductible for tax purposes, and (ii) a $1.8 million tax valuation allowance related to the carryforward of a small ethanol producer tax credit. The valuation allowance may be reversed in future years if the tax credit is utilized.

Conference Call

Penford will host a conference call to discuss fiscal 2012 fourth quarter and annual results today, November 8, 2012 at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on November 8, 2012, please phone 1-877-407-9205 at 8:50 a.m. Mountain Time. A replay will be available at www.penx.com.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has seven manufacturing and/or research locations in the United States.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including changes in government rules or incentives affecting ethanol consumption, unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed with the Securities and Exchange Commission.

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CHARTS TO FOLLOW

Penford Corporation

Financial Highlights

	Three months ended August 31		Year ended August 31
(In thousands except per share data)	2012	2011	2012	2011
	(unaudited)

Consolidated Results
Sales	$91,505	$83,638	$361,363	$315,441
Income (loss) from operations	$476	$(1,518)	$10,059	$4,445
Net loss	$(4,366)	$(3,169)	$(9,566)	$(5,117)
Loss per share, diluted	$(0.35)	$(0.26)	$(0.78)	$(0.42)

Cash Flows
Cash flow provided by (used in) operations:
Operating activities	$(4,824)	$3,135	$2,765	$2,915
Investing activities	(4,840)	(2,613)	(22,418)	(8,253)
Financing activities	9,159	(469)	19,526	5,304

Total cash provided by (used in ) operations	$(505)	$53	$(127)	$(34)

Balance Sheets
	August 31, 2012	August 31, 2011
Current assets	$91,965	$74,077
Property, plant and equipment, net	113,191	107,372
Other assets	31,023	30,965

Total assets	236,179	212,414

Current liabilities	36,138	30,155
Long-term debt	84,004	23,802
Redeemable preferred stock	—	38,982
Other liabilities	47,187	34,010
Shareholders’ equity	68,850	85,465

Total liabilities and equity	$236,179	$212,414

Penford Corporation

Consolidated Statements of Operations

	Three months ended August 31,		Year ended August 31,
	(Unaudited)
(In thousands, except per share data)	2012	2011	2012	2011

Sales	$91,505	$83,638	$361,363	$315,441
Cost of sales	80,258	76,321	317,453	281,606

Gross margin	11,247	7,317	43,910	33,835
Operating expenses	9,131	7,525	28,013	24,618
Research and development expenses	1,640	1,310	5,838	4,772

Income (loss) from operations	476	(1,518)	10,059	4,445
Interest expense	1,471	2,411	8,633	9,364
Other non-operating income (expense), net	(3,606)	38	(6,186)	115

Income (loss) before income taxes	(4,601)	(3,891)	(4,760)	(4,804)
Income tax expense (benefit)	(235)	(722)	4,806	313

Net loss	$(4,366)	$(3,169)	$(9,566)	$(5,117)

Weighted average common shares and equivalents outstanding, basic and diluted	12,300	12,262	12,294	12,251
Loss per common share, diluted	$(0.35)	$(0.26)	$(0.78)	$(0.42)